As filed with the Securities and Exchange Commission on May 31, 2013
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION OF SECURITIES UNDER
THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4088127
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5677 Airline Road
Arlington, Tennessee	38002
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated 2009 Equity Incentive Plan
Amended and Restated 2002 Employee Stock Purchase Plan
(Full title of the plans)

Robert J. Palmisano
President and Chief Executive Officer
Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee 38002
(Name and address of agent for service)

(901) 867-9971
(Telephone number, including area code, of agent for service)

Copy to:
Richard F. Mattern, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, 20th Floor
Memphis, Tennessee 38103
(901) 526-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                Accelerated filer     ☐

Non-accelerated filer    ☐                Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share
-Second Amended and Restated 2009 Equity Incentive Plan	3,500,000(2)	$23.69(3)	$82,915,000(3)	$11,309.61
-Amended and Restated 2002 Employee Stock Purchase Plan	200,000(4)	$20.14(5)	$4,028,000(5)	$549.42
TOTAL:	3,700,000		$86,943,000	$11,859.03

1.
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers such indeterminable number of additional shares of common stock, $0.01 par value per shares (the “Common Stock”) as may hereafter be offered or issued pursuant to the Second Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) or Amended and Restated 2002 Employee Stock Purchase Plan (the “2002 ESPP”) to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration.

2.
Represents shares of Common Stock issuable pursuant to the 2009 Plan. On May 14, 2013, the Registrant's stockholders approved the 2009 Plan which, among other items, increased by 3,500,000 the number of shares of Common Stock available for awards under the 2009 Plan. Under the 2009 Plan, as amended and restated, the Registrant is authorized to issue 4,950,000 shares of Common Stock plus the number of shares of Common Stock granted under the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Plan, as amended (the “1999 Plan”) that are not exercised or forfeited, lapsed or expired, or otherwise terminate without delivery of any shares of any Common Stock subject thereto, to the extent such Common Stock would otherwise again have been available for issuance under the 1999 Plan.

3.
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the basis of $23.69, the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Global Select Market on May 24, 2013.

4.
Represents 200,000 shares of Common Stock issuable pursuant to the 2002 ESPP. On May 14, 2013, the Registrant's stockholders approved the 2002 ESPP, which, among other items, increased by 200,000 the number of shares of Common Stock available for issuance under the 2002 ESPP. Under the 2002 ESPP, as amended and restated, the Registrant is authorized to issue 400,000 shares of Common Stock.

5.
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on 85% of the basis of $23.69, the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Global Select Market on May 24, 2013. Pursuant to the 2002 ESPP, which is in incorporated by reference herein, the purchase price of the shares of Common Stock to be issued thereunder will be 85% of the lower of the fair market of Common Stock on the business day nearest to the first day of an offering period or the business day nearest to the last day of an offering period.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) an additional 3,500,000 shares of Common Stock of Wright Medical Group, Inc. (the “Company”) to be issued pursuant to the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, and (ii) an additional 200,000 shares of Common Stock of the Company to be issued pursuant to the Wright Medical Group, Inc. Amended and Restated 2002 Employee Stock Purchase Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan and/or the Wright Medical Group, Inc. Amended and Restated 2002 Employee Stock Purchase Plan as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	Annual report on Form 10-K for the year ended December 31, 2012, filed on February 22, 2013;

2.	Quarterly reports on Form 10-Q filed on April 30, 2013 and May 1, 2013;

3.	Current reports on Form 8-K filed on March 1, 2013 and May 17, 2013 and Current Report on Form 8-K/A filed on May 17, 2013; and

4.
The description of the Registrant's Common Stock as set forth in the Prospectus portion of Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-81618) filed with the Commission on February 28, 2002.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment, which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. The Company is not incorporating by reference any Form 8-Ks through which it furnished, rather than filed, information with the Commission.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

The Registrant's Fourth Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, or employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and had no reasonable cause to believe his or her conduct was unlawful. However, each director will continue to be subject to liability for any breach of the director's duty of loyalty to the Registrant or the Registrant's stockholders and for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law or, if in failing to act, the director shall have acted in a manner involving intentional misconduct or a knowing violation of the law, or for any transaction in which the director derived an improper personal benefit. Expenses incurred in defending a civil or criminal action shall (in the case of any action involving a director of the Registrant) or may (in the case of any action involving an officer, trustee, employee or agent) be paid by the Registrant in advance of the final disposition of such action as authorized by the board of directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she in not entitled to be indemnified by the Registrant.

The Registrant's Second Amended and Restated Bylaws provide that the Registrant will indemnify any and all of the Registrant's directors and officers, including former directors and officers, including those serving as officer or director of any corporation at the request of the Registrant, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

The Registrant has approved a form of indemnification agreement that provides for the indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibits

4.1
Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc., (1) as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc.(2) and Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (3)

4.2	Second Amended and Restated Bylaws of Wright Medical Group, Inc. (4)

4.3	Second Amended and Restated 2009 Equity Incentive Plan. (5)

4.4	Amended and Restated 2002 Employee Stock Purchase Plan. (5)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-59732), as amended.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-115541) filed on May 14, 2004.

(3)	Incorporated by reference to the Registrant's current report on Form 8-K filed on May 17, 2013 (Commission file number 001-35823).

(4)	Incorporated by reference to the Registrant's current report on Form 8-K filed on February 19, 2008 (Commission file number 000-32883).

(5)	Incorporated by reference to the Registrant's Definitive Proxy Statement filed on April 4, 2013 (Commission file number 001-35823).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Tennessee, on May 30, 2013.

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Wright Medical Group, Inc. hereby severally constitutes and appoints Robert J. Palmisano as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT J. PALMISANO Robert J. Palmisano	President and Chief Executive Officer (Principal Executive Officer) and Director	May 30, 2013

/s/ LANCE A. BERRY Lance A. Berry	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 30, 2013

/s/ JULIE B. ANDREWS Julie B. Andrews	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	May 30, 2013

/s/ DAVID D. STEVENS David D. Stevens	Director	May 29, 2013

/s/ GARY D. BLACKFORD Gary D. Blackford	Director	May 31, 2013

/s/ MARTIN J. EMERSON Martin J. Emerson	Director	May 30, 2013

/s/ LAWRENCE W. HAMILTON Lawrence W. Hamilton	Director	May 31, 2013

/s/ RONALD K. LABRUM Ronald K. Labrum	Director	May 29, 2013

/s/ JOHN L. MICLOT John L. Miclot	Director	May 29, 2013

/s/ AMY S. PAUL Amy S. Paul	Director	May 28, 2013

/s/ ROBERT J. QUILLINAN Robert J. Quillinan	Director	May 30, 2013

/s/ DOUGLAS G. WATSON Douglas G. Watson	Director	May 28, 2013

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

4.1
Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc., (1) as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc.(2) and Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc. (3)

4.2	Second Amended and Restated Bylaws of Wright Medical Group, Inc. (4)

4.3	Second Amended and Restated 2009 Equity Incentive Plan. (5)

4.4	Amended and Restated 2002 Employee Stock Purchase Plan. (5)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-59732), as amended.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-115541) filed on May 14, 2004.

(3)	Incorporated by reference to the Registrant's current report on Form 8-K filed on May 17, 2013 (Commission file number 001-35823).

(4)	Incorporated by reference to the Registrant's current report on Form 8-K filed on February 19, 2008 (Commission file number 000-32883).

(5)	Incorporated by reference to the Registrant's Definitive Proxy Statement filed on April 4, 2013 (Commission file number 001-35823).